FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 6, 2005

HURCO REPORTS RECORD FULL-YEAR AND FOURTH QUARTER RESULTS

INDIANAPOLIS, INDIANA, — December 6, 2005—Hurco Companies, Inc. (Nasdaq:HURC) today announced net income of $16,443,000, or $2.60 per share, for its fiscal year ended October 31, 2005. Net income includes a favorable non-cash adjustment recorded in the fourth quarter of approximately $2,340,000, or $.37 per share, due to the reversal of previously-established deferred tax valuation allowances as a result of the company’s determination that the benefits of domestic tax credits and European net operating loss carryforwards are likely to be realized. Excluding the benefits of this adjustment, net income for fiscal 2005 was equal to a record $14,103,000, or $2.23 per share, compared to $6,269,000, or $1.04 per share, for fiscal 2004. The Company expects to be fully taxable in fiscal 2006.

  For the final quarter of fiscal 2005, which also benefited from the non-cash adjustment, net income was $7,235,000, or $1.13 per share. Fourth quarter net income excluding the benefits of the adjustment was a record $4,895,000, or $.77 per share, compared to $2,281,000, or $.36 per share, for the corresponding 2004 period.

Sales and service fees for fiscal 2005 were the highest in the company’s 37-year history, totaling $125,509,000, an increase of $25,937,000, or 26%, over fiscal 2004. The increase represented operational growth of 23.5% and a favorable currency translation impact of 2.5%. Computerized machine tool sales, which also were the highest in the company’s history, totaled $107,313,000, an increase of 28% from the $83,663,000 recorded in 2004 primarily driven by strong worldwide demand for our existing products. Approximately $6,000,000, or 25%, of the increase in sales of computerized machine tools was the result of sales of our new lathe machine line, which was introduced in December of 2004. Sales and service fees for the fourth quarter of fiscal 2005 were also a record and totaled $34,718,000, an increase of $5,867,000, or 20%, over the corresponding period of 2004.

New order bookings in fiscal 2005 were a record amount and totaled $122,862,000, representing an increase of $19,362,000, or 19%, over the prior year. Approximately $2,432,000 of the increase was attributable to the effects of currency translation. Unit orders increased 18% in the United States, 15% in Europe and 13% in Asia. New order bookings for the fourth quarter of fiscal 2005 also were a record, totaling $34,155,000, an increase of $3,995,000, or 13%, over the corresponding 2004 period. Backlog was $10,031,000 at October 31, 2005, compared to $10,566,000 at July 31, 2005, and $12,746,000 at October 31, 2004.

Hurco’s gross margin for fiscal 2005 was 33.9% compared to 30.4% for the prior year, reflecting the benefits of higher unit sales. Selling, general and administrative expenses were $26,057,000 for fiscal 2005, an increase of $4,191,000 over the amount recorded for 2004.

Operating income for fiscal 2005 was $16,501,000, or 13.1% of sales, compared to $8,432,000, or 8.5% of sales, in the prior year. Operating income in the fourth quarter totaled $5,318,000, or 15.3% of sales, compared to $2,470,000, or 8.6% of sales, in the same period one year ago.

Cash totaled $17,559,000 at October 31, 2005 compared to $8,526,000 at October 31, 2004. Total debt was $4,136,000 at October 31, 2005 and represented 6.6% of the company’s total capitalization, which aggregated $63,080,000.

Michael Doar, Chief Executive Officer, stated, "I am extremely pleased with the financial results achieved in fiscal 2005. We were able to grow sales by $25 million while generating $12 million of cash from operations and only increasing inventory and accounts receivable by $3.4 million. This efficient use of our working capital demonstrates how well our business model functions. I am most thankful to our dedicated employees for their outstanding performance in executing our business strategy.

Order intake throughout our worldwide markets strengthened during the year and our new products continued to gain acceptance in the market. We are anticipating another strong year in fiscal 2006 driven by growth from our existing operations, new product introductions and new opportunities in emerging markets. We are also beginning a new production cost reduction program, which will make our machines even more competitive in our existing and new markets. I was very happy with the customer response to our existing and new machine tool models at the EMO Trade Show in September in Hanover Germany.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: Stephen J. Alesia
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,

	2005	2004	2005	2004
	(audited)		(audited)
Sales and service fees	$ 34,718	$ 28,851	$ 125,509	$ 99,572

Cost of sales and service	22,530	19,810	82,951	69,274
Cost of sales - restructuring	-	-	-	-
Gross profit	12,188	9,041	42,558	30,298

Selling, general and administrative expenses	6,870	6,106	26,057	21,401
Severance expense	-	465	-	465
Operating income	5,318	2,470	16,501	8,432

License fee income, net	-	-	-	-

Interest expense	107	94	355	468

Variable Option Expense	-	-	-	322

Other income (expense), net	196	45	(64)	(74)

Income before taxes	5,407	2,421	16,082	7,568

Provision (benefit) for income taxes	(1,828)	140	(361)	1,299

Net income	$ 7,235	$ 2,281	$ 16,443	$ 6,269

Earnings per common share

Basic	$ 1.16	$ 0.38	$ 2.66	$ 1.08
Diluted	$ 1.13	$ 0.36	$ 2.60	$ 1.04

Weighted average common shares outstanding
Basic	6,216	5,969	6,171	5,784
Diluted	6,384	6,263	6,336	6,026

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended October 31,		Twelve Months Ended October 31,

Operating Data:	2005	2004	2005	2004
	(audited)		(audited)
Gross margin	35.1%	31.3%	33.9%	30.4%

SG&A expense as a percentage of sales	19.8%	21.2%	20.8%	21.5%

Operating income as a percentage of sales	15.3%	8.6%	13.1%	8.5%

Income before taxes as a percentage of sales	15.6%	8.4%	12.8%	7.6%

Depreciation	387	291	1,332	1,223

Capital expenditures	1,284	371	3,040	2,103

Balance Sheet Data:	10/31/2005	10/31/2004

Working capital (excluding short term debt)	$ 43,183	$ 26,664

Days sales outstanding	41	38

Inventory turns	2.6	2.3

Capitalization
Total debt	$ 4,136	$ 4,600
Shareholders' equity	58,944	38,455
Total	$ 63,080	$ 43,055

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	October 31,	October 31,
	2005	2004
	(audited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$ 17,559	$ 8,249
Cash - restricted	-	277
Accounts receivable	20,100	17,337
Inventories	29,530	28,937
Deferred tax assets	3,043	-
Other	3,586	1,672
Total current assets	73,818	56,472

Property and equipment:
Land	761	761
Building	7,205	7,205
Machinery and equipment	13,170	12,106
Leasehold improvements	1,102	676
	22,238	20,748
Less accumulated depreciation and amortization	(13,187)	(12,512)
	9,051	8,236

Deferred tax assets	1,346	-
Software development costs, less amortization	3,752	2,920
Investments and other assets	6,147	5,818
	$ 94,114	$ 73,446

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 17,051	$ 18,361
Accrued expenses	13,584	11,447
Current portion of long-term debt	126	317
Total current liabilities	30,761	30,125

Non-current liabilities:
Long-term debt	4,010	4,283
Deferred credits and other obligations	399	583
Total liabilities	35,170	34,991

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,220,220 and
6,019,594 shares issued, respectively	622	602
Additional paid-in capital	48,701	46,778
Retained earnings (deficit)	13,001	(3,442)
Accumulated other comprehensive income	(3,380)	(5,483)
Total shareholders' equity	58,944	38,455
	$ 94,114	$ 73,446